Exhibit 10.16

Manufacturing & Service Agreement

This Manufacturing & Service Agreement (the “Agreement”) is effective as of September 1st, 2015 (the Effective Date”) and entered into by and among Alpha Network Ltd. (“ALPHA”) and Borqs Hong Kong Ltd. (“BORQS”), collectively referred to as the “Parties” and individually as a “Party”.

Pursuant to the terms of this Agreement, ALPHA will purchase certain products (the “Products”), as described in Schedule A, from BORQS who will provide customization of embedded software, and will cause to manufacture compatible hardware from available original equipment manufacturers (“OEM”), including Quanta Computer, Inc.

In consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Assignment and Sale

1.1 Assignment. BORQS hereby sells, assigns, grants, conveys, and transfers to ALPHA all of BORQS’ rights, title, claims to intellectual properties and interest (but none of BORQS’ obligations) in and to the Products in perpetuity.

1.2 ALPHA’s Rights Upon Sale. Upon completion of the transaction, ALPHA is transferred BORQS’ ownership and all rights with respect to the Products and may receive, take, endorse, assign, deliver and accept payment for further resale of the Products to ALPHA’s customers.

1.3 Payment. All payments for purchase of any batch and all of the Products, whether delivered to ALPHA from BORQS or directly from BORQS’ contracted OEM, shall be made in 120 days from the date of delivery. Payment shall be made to BORQS or its assignee solely in BORQS discretion.

2. Representations and Warranties

BORQS represents and warrants to ALPHA that:

(a) BORQS is the sole and absolute owner of the customized software that BORQS will cause to embed into the Products for ALPHA, with full legal rights to sell, transfer, and assign such to ALPHA;

(b) The amounts of the Products together with pricing included as shown on Schedule A are agreed to, undisputed and valid therein, and can be altered in full or in part only in writing by the Parties;

(c) The Products have not been previously sold, assigned, transferred, or pledged, and are free of any liens, security interests, and encumbrances; and

(d) BORQS will require its contract OEM and/or affiliates to comply with all applicable laws, rules, regulations, and government restrictions, decrees, directives and orders that apply to the manufacturing of the Products under this Agreement, including any anti-bribery laws, anti-money laundering laws and/or anti-terrorist financing laws.

3. Delivery

BORQS shall, within 30 days of receipt of the purchase order from ALPHA, deliver the Products to ALPHA and provide invoice to ALPHA.

4. General Provisions

4.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California, without reference to conflict of law principles. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be commenced in a federal or state court in Santa Clara County, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action, or proceeding.

4.2 Integration. This Agreement, including the attached schedules or exhibits, constitutes the entire Agreement between the Parties concerning this transaction, and replaces all previous communications, representations, understandings, and agreements, whether verbal or written, with respect to the specific subject matter hereof.

4.3 Amendment. No waiver, amendment, or modification of any provisions of this Agreement shall be effective unless in writing and signed by a duly authorized representative of the Party against whom such waiver, amendment, or modification is sought to be enforced. Furthermore, no provisions in the purchase orders, or in any other business forms employed by any of the Parties will supersede the terms and conditions of this Agreement unless agreed to in writing by the Parties.

4.4 Notices. All notices required or permitted to be given under this Agreement shall be in writing and deemed given (a) when personally delivered, (b) one (1) day after delivered to an overnight courier guarantying next day delivery, (c) the date upon which the read-receipt was received for electronic mail. All notices shall be· addressed to the parties at the addresses specified below:

ALPHA:	Alpha Network Ltd.
Offshore Chambers, P.O. Box 217,
Apia Samoa

BORQS:	Borqs Hong Kong Ltd
B, 21/F., Legend Tower,
7 Shing Yip Street, Kwun Tong,
Kowloon, Hong Kong
Attn: Amanda Li
Email: amanda.li@borqs.com

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4.5 Attorney’s Fees. In the event any action is brought to enforce this Agreement, the prevailing party shall be entitled to recover its costs of enforcement, including, without limitation, reasonable attorneys’ fees and costs.

4.6 Waiver. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided in this Agreement, shall operate as a waiver of any such right, power, or remedy.

4.7 Non-Assignability & Binding Effect. Except as otherwise provided for within this Agreement, neither party may transfer or assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written consent of the other party, whose consent shall not be unreasonably withheld. Any assignment in breach of this provision shall be deemed null and void.

4.8 Severability. If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted and the remaining provisions of this Agreement shall remain in full force and effect.

4.9 Headings. The titles and headings of the various sections and sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify, or place any construction upon or on any of the provisions of this Agreement.

4.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF this Agreement was signed by the parties hereto as of the day and year first above written.

ALPHA NETWORK LTD.

By:

Name:

Title:	Director

BORQS HONG KONG LTD

By:

Name:

Title:	CFO

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Schedule A

Products, Pricing and Schedule

Project NKS: Customization of Tablet Device Equivalent to Quanta’s NKS

Purchase price:	USDI 104.90 per unit

Estimated delivery:	September through December 2015

Quantity:	Approximately 150,000 units

Project NKJ: Customization of Tablet Device Equivalent to Quanta’s NKJ

Purchase price:	USD 136.00 per unit

Estimated delivery:	October through December 2015

Quantity:	Approximately 27,000 units

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